CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.  54 to Registration Statement No. 33-7699 on Form N-1A of our report dated November 19, 2013, relating to the financial statements and financial highlights of Ariel Investment Trust, including Ariel Fund, Ariel Appreciation Fund, Ariel Discovery Fund, Ariel Focus Fund, Ariel International Fund (formerly, Ariel International Equity Fund), and Ariel Global Fund (formerly, Ariel Global Equity Fund) appearing in the Annual Report on Form N-CSR of Ariel Investment Trust for the year ended September 30, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
January 28, 2014